Date:  November 14, 2000

                                                                    EXHIBIT 10.1

    LICENSE AGREEMENT BETWEEN GENESIS MICROCHIP INC. AND SILICON VIDEO INC.

                           DATED AS OF JULY 21, 2000


                               TABLE OF CONTENTS

                                                                            Page
1.       DEFINITIONS                                                          1
--       -----------
1.1      Affiliate                                                            1
---      ---------
1.2      Assignment                                                           1
---      ----------
1.3      Closing                                                              1
---      ---------
1.4      Confidential Information                                             1
---      ------------------------
1.5      Effective Date                                                       1
---      ------------------
1.7      Improvement                                                          1
---      -----------
1.8      Kaiser                                                               1
---      ------
1.9      Kaiser Contracts                                                     2
---      ----------------
1.10     Know-how                                                             2
----     --------
1.11      Net Sales                                                           2
----     ----------
1.13     Patents                                                              2
----     ---------
1.14     Products                                                             2
----     --------
1.15     Promissory Note                                                      2
----     ---------------
1.16     Protected Markets                                                    2
----     -----------------
1.17     Securities                                                           2
----     ----------
1.18     Settlement Agreement                                                 2
----     --------------------
1.19     Territory                                                            2
----     ---------
1.20     Third Party                                                          2
----     -----------
1.21     Trademark                                                            2
----     ---------
1.22     Warp Technology                                                      2
----     ---------------
1.23     Warrants                                                             2
----     --------
2.       REPRESENTATIONS AND WARRANTIES                                       2
--       ------------------------------
2.1      Representations and Warranties of Both Parties                       2
---      ----------------------------------------------
2.2      Representations and Warranties of Genesis                            3
---      -----------------------------------------
3.       CONVERTIBLE DEBT FINANCING                                           3
--       --------------------------
3.1      Convertible Loan                                                     3
---      ----------------
3.2      Warrants                                                             4
---      --------
3.3      Board Seat                                                           4
---      ----------
3.4      Right to Purchase Additional Securities                              4
---      ---------------------------------------
3.5      Covenant by Genesis                                                  4
---      -------------------
4.       DEVELOPMENT, MANUFACTURING AND SERVICES                              4
--       ---------------------------------------
4.1      Technology Transfer                                                  4
---      -------------------
4.2      Assignment of Kaiser Contracts                                       4
---      ------------------------------
4.3      Services by Genesis                                                  5
---      -------------------
4.4      Use of Office Space                                                  5
---      -------------------
4.5      Manufacturing                                                        5
---      -------------
4.6      Funding                                                              5
---      -------
5.       GRANT OF RIGHTS; MARKETING                                           5
---      --------------------------
5.1      License Grant                                                        5
---      -------------
5.2      Exclusivity                                                          5
---      -----------
5.3      Grantback Rights                                                     5
---      ----------------
5.4      Marketing Obligations, Rights                                        5
---      -----------------------------
6.       FEES AND ROYALTIES                                                   6
--       ------------------
6.1      Fees for Services                                                    6
---      -----------------
6.2      License Fees                                                         6
---      ------------
6.3      Royalty Payments                                                     6
---      ----------------
6.4      Third Party Royalties                                                7
---      ---------------------------
6.5      Obligation to Pay Royalties                                          7
---      ---------------------------
7.       PAYMENTS AND REPORTS                                                 7
--       --------------------
7.1      Payments                                                             7
---      --------
7.2      Mode of Payment                                                      7
---      ---------------
7.3      Records Retention                                                    7
---      -----------------
7.4      Audit Request                                                        7
---      -------------

                         TABLE OF CONTENTS continued)
                         -----------------

                                                                            PAGE
                                                                            ----
7.5      Cost of Audit                                                        7
---      -------------
7.6      Taxes                                                                7
---      -----
8.       OWNERSHIP; PATENTS                                                   8
--       ------------------
8.1      Ownership                                                            8
---      ---------
8.2      Patent Maintenance                                                   8
---      ------------------
8.3      Patent Enforcement                                                   9
---      ------------------
8.4      Infringement Action by Third Parties                                 9
---      ------------------------------------
9.       CONFIDENTIALITY                                                      9
--       ---------------
9.1      Confidentiality; Exceptions                                         10
---      ---------------------------
9.2      Exceptions to Obligation                                            10
---      ------------------------
9.3      Limitations on Use                                                  10
---      ------------------
9.4      Remedies                                                            10
---      --------
10.      INDEMNIFICATION                                                     10
----     ---------------
10.1     Indemnification by SVI                                              10
----     ----------------------
10.2     Indemnification by Genesis                                          11
----     --------------------------
10.3     Notice of Indemnification                                           11
----     -------------------------
10.4     Complete Indemnification                                            11
----     ------------------------
11.      NON-COMPETE; NON-SOLICITATION                                       11
----     -----------------------------
11.1     Non-compete Provision                                               11
----     ---------------------------
11.2     Non-solicitation Provisions                                         12
----     ---------------------------
12.      TERM; TERMINATION                                                   12
----     -----------------
12.1     Term                                                                12
----     ----
12.2     Termination for Cause                                               12
----     ---------------------------
12.3     Insolvency or Bankruptcy                                            12
----     ------------------------
12.4     Effect of Expiration or Termination                                 13
----     -----------------------------------
12.5     Accrued Rights; Surviving Obligations                               13
----     -------------------------------------
13.      FORCE MAJEURE                                                       13
---      -------------
13.1     Events of Force Majeure                                             13
----     -----------------------
14.      MISCELLANEOUS                                                       14
---      -------------
14.1     Relationship of Parties                                             14
----     -----------------------
14.2     Assignment                                                          14
----     ----------
14.3     Books and Records                                                   14
----     -----------------
14.4     Further Actions                                                     14
----     ---------------
14.5     Notice                                                              14
----     ------
14.6     Use of Name                                                         15
----     -----------
14.7     Public Announcements                                                15
----     --------------------
14.8     Waiver                                                              15
----     ------
14.9     Compliance with Law                                                 15
----     -------------------
14.10    Severability                                                        15
-----    ------------
14.11    Amendment                                                           16
-----    ---------
14.12    Governing Law                                                       16
-----    -------------
14.13    Arbitration                                                         16
-----    -----------
14.14    Entire Agreement                                                    16
-----    ----------------
14.15    Parties in Interest                                                 16
-----    -------------------
14.16    Expenses                                                            16
-----    --------
14.17    Descriptive Headings                                                16
-----    --------------------
14.18    Counterparts                                                        16
-----    ------------

                                     (ii)

                         TABLE OF CONTENTS continued)
                         -----------------

LIST OF EXHIBITS

EXHIBIT A                INITIAL KNOW-HOW
EXHIBIT B                INITIAL PATENTS
EXHIBIT C                PROTECTED MARKETS
EXHIBIT D                FORM OF PROMISSORY NOTE
EXHIBIT E                FORM OF ASSIGNMENT

                                     (iii)

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this "Agreement"), dated as of July 21, 2000, is entered into by and between Genesis Microchip Inc., a corporation organized and existing under the laws of the Province of Nova Scotia, Canada, having offices located at 165 Commerce Valley Drive West, Thornhill, Ontario Canada L3T 7V8 ("Genesis"), and Silicon Video Inc., a corporation organized under the laws of the State of Delaware, having offices located at 600 College Road East, Suite 4200, Princeton, New Jersey 08540 ("SVI").

PRELIMINARY STATEMENTS

A. Genesis owns, and/or has exclusive rights to, the Warp Technology in existence as of the Effective Date (except as otherwise provided in the Settlement Agreement).

B. SVI is a newly-formed entity created to develop and commercialize Products using the Warp Technology throughout the world, and Genesis wishes to have SVI do so, upon the terms and conditions set forth in this Agreement. In connection therewith, SVI desires to obtain, and Genesis desires to provide to SVI, certain intellectual property rights, services and a convertible loan, all on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing Preliminary Statements and the mutual agreements and covenants set forth herein, the Parties hereby agree as follows:

1.   DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth in this Section 1 unless context dictates otherwise:

1.1 "Affiliate" with respect to any Party, shall mean any entity controlling, controlled by, or under common control with, such Party. For these purposes, "control" shall refer to: (i) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract or otherwise, or (ii) the ownership, directly or indirectly, of at least 50% of the voting securities or other ownership interest of an entity.

1.2  "Assignment" shall have the meaning assigned thereto in Section 4.2.

1.3  "Closing" shall have the meaning assigned thereto in Section 3.1.

1.4 "Confidential Information" means trade secrets, proprietary information, and confidential knowledge and information which includes, but is not limited to, matters of a technical nature (such as discoveries, ideas, concepts, designs, algorithms, drawings, specifications, techniques, models, diagrams, test data, product information, manufacturing processes and guidelines, scientific methods and know-how), and matters of a business nature (such as the identity, addresses, phone numbers and similar information regarding customers and prospective customers, the nature of work being done for or discussed with customers or prospective customers, suppliers, marketing techniques and materials, marketing and development plans, pricing or pricing policies, financial information, plans for further development, and any other information of a similar nature not available to the public). Any Confidential Information supplied to the other Party under this Agreement (i) shall be marked "Confidential"; or (ii) if disclosed in oral form, shall be reduced to writing and marked "Confidential" by the disclosing Party within thirty (30) days of such disclosure.

1.5  "Effective Date" shall mean the date of this Agreement.

1.6  "Financing" shall have the meaning assigned thereto in Section 3.1.

1.7 "Improvement" shall mean any improvements, discoveries or enhancements made by either Party or their respective Affiliates during the term of this Agreement relating to the Warp Technology, whether patentable or unpatentable, and, in the case of improvements, discoveries or enhancements made solely or jointly by SVI, shall only include those that are based on the Warp Technology and act as an enhancement or improvement to the Warp Technology. Inventions made solely by SVI that do not meet the foregoing are not included in "Improvements" even if such inventions may work in conjunction with the Warp Technology.

1.8 "Kaiser" shall mean Kaiser Electronics, a Kaiser Aerospace & Electronics Company.

1.9 "Kaiser Contracts" shall mean: (i) that certain Development Agreement between Kaiser and Genesis dated July 23, 1997, as amended July 7, 1998; (ii) that certain subcontract No. 8202672 Warp IC Design and Development between Kaiser and Genesis dated March 16, 1999; and (iii) that certain Statement of Work for Warp Integrated Circuit (IC) Development, document 180019, dated August 25, 1998.

1.10 "Know-how" shall mean any and all Improvements, inventions, discoveries, claims, formulae, processes, trade secrets, supply, marketing and customer information, technologies and know-how (including confidential data and Confidential Information) that is generated, owned or controlled by Genesis at any time before or during the term of this Agreement relating to, derived from or useful for the use or sale of the Patents and the Products, including, but not limited to, the Know-how described in Exhibit A in existence as of the Effective Date.

1.11 "Net Sales" shall mean, with respect to the Products, the gross amount invoiced for the Product by SVI, if any, in arm's length sales to Third Parties, less deductions for: (i) trade, quantity and/or cash discounts, allowances and rebates actually allowed or given; (ii) freight, postage, shipping insurance and other transportation expenses (if separately identified in such invoice); (iii) credits or refunds actually allowed for rejections, defects or recalls of Products, returned Products, or because of rebates or retroactive price reductions; and (iv) sales, value-added, excise taxes, tariffs and duties, and other taxes directly related to the sale, to the extent that such items are included in the gross invoice price (but not including taxes assessed against the income derived from such sale). Such amounts shall be determined from the books and records maintained by SVI.

1.12 "Party" shall mean Genesis or SVI and, when used in the plural, shall mean Genesis and SVI.

1.13 "Patents" shall mean: (i) the U.S. patents and/or patent applications set forth on Exhibit B, and any corresponding U.S. patent applications or issued patents, including any divisionals, continuations, reissues and extensions derived therefrom that may be filed or granted to Genesis in the U.S. during the term of this Agreement that relate to the Products or any Improvements; and (ii) any foreign counterparts to any of the foregoing.

1.14 "Products" shall mean any and all products developed and sold by SVI, the manufacture, use or sale of which either is: (i) based upon, derived from or related to any of the Know-how; and/or (ii) covered by one or more Patents and, but for this Agreement, would constitute an infringement (whether directly, contributorily or by inducement) of such Patent(s).

1.15 "Promissory Note" shall have the meaning assigned thereto in Section 3.1.

1.16 "Protected Markets" shall mean those markets set forth on Exhibit C.

1.17 "Securities" shall have the meaning assigned thereto in Section 3.1.

1.18 "Settlement Agreement" shall mean that certain Settlement Agreement between Genesis and North Shore Laboratories, Inc. dated as of June 26, 2000.

1.19 "Territory" shall mean the entire world.

1.20 "Third Party" shall mean any person who or which is neither a Party nor an Affiliate of a Party.

1.21 "Trademark" shall have the meaning assigned thereto in Section 5.4.

1.22 "Warp Technology" shall mean the Patents and the Know-how, collectively.

1.23 "Warrants" shall have the meaning assigned thereto in Section 3.2.


2.   REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of Both Parties. Each Party represents and warrants to the other Party, as of the Effective Date, that:

(a) Such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b)  Such Party is free to enter into this Agreement;

(c) In so doing, such Party will not violate any other agreement to which it is a party;

(d) Such Party has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement; and

(e) No person or entity has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon such Party for any commission, fee or other compensation as a finder or broker because of any act or omission by such Party or any of its agents.

2.2 Representations and Warranties of Genesis. Genesis represents and warrants to SVI, as of the Effective Date, that:

(a) Genesis is the owner of, or has exclusive rights to, all of the Warp Technology, and has the exclusive right to grant the licenses granted under this Agreement therefor (except as provided in the Settlement Agreement);

(b) Genesis has not entered into any agreement with any Third Party that is in conflict with the rights granted to SVI pursuant to this Agreement;

(c) Genesis is not aware of any proprietary rights of any Third Party which may be infringed as a result of the use of the Warp Technology; and

(d) Genesis has the right, including the consent of Kaiser, to assign the Kaiser Contracts to SVI pursuant to the terms of the Assignment.


3.   CONVERTIBLE DEBT FINANCING.

3.1  Convertible Loan.

(a) Genesis shall, upon the terms of the convertible promissory note attached as Exhibit D (the "Promissory Note"), and subject to the execution of the Promissory Note by SVI simultaneously with the execution of this Agreement, upon the Effective Date make a loan to SVI of $2,000,000, which shall be paid as directed by SVI, net of any out-of-pocket transfer costs or fees, in U.S. Dollars. SVI agrees, upon the terms and conditions contained in this Agreement, upon the Effective Date, to borrow from Genesis $2,000,000 and to execute and deliver to Genesis the Promissory Note.

(b) The Promissory Note shall provide, among other terms, that: (i) interest shall accrue at the rate of 8% per annum; (ii) a balloon payment shall be due at the end of the term of the Promissory Note; (iii) the aggregate principal and accrued interest shall be converted, upon the close (the "Closing") of the first equity financing/offering by the Company with at least $2,000,000 in gross proceeds to the company (the "Financing"), into shares of equity securities of the Company which are issued to investors in the Financing (the "Securities"), and such equity securities shall have the same rights, preferences and privileges, and shall be at the same price, as the Securities provided to the other investors in the Financing. The conversion of debt to equity shares described in this paragraph shall, at Genesis' sole discretion, be a partial conversion as necessary to prevent Genesis from acquiring more than a 19.9% ownership interest in SVI, calculated on a fully-diluted, as-converted-to-common stock basis. In the event of such a partial conversion, the balance of the Note shall remain in debt form. Any such remaining debt shall be converted to equity shares in subsequent equity financings of SVI according to the terms of such subsequent financings. Any subsequent conversion(s) shall, at Genesis' sole discretion, similarly prevent Genesis from acquiring more than a 19.9% ownership interest in SVI.; (iv) the term of the Promissory Note shall be the earlier of the Closing or December 31, 2002 so that if the Closing does not occur by such date, the principal and all accrued interest under the Promissory Note shall be repaid in cash in full.

3.2 Warrants. At the Closing, SVI shall issue to Genesis a five-year warrant (the Warrants") to purchase such number of shares of the Securities as is obtained by taking 20% of the aggregate principal and accrued interest being converted under the Promissory Note and dividing that amount by the price at which the Securities are being sold in the Financing. Such warrants shall have an exercise price equal to the price at which the Securities are sold in the Financing.

3.3 Board Seat. At the Closing, and provided that Genesis will obtain at least a 15% ownership interest in SVI, calculated on a fully-diluted, as-converted-to-common stock basis, immediately after the Closing, SVI shall use its best efforts to cause its shareholders to agree to vote in favor of one person designated by Genesis to be a director of SVI.

3.4 Right to Purchase Additional Securities. At the Closing, Genesis shall have the right to purchase additional Securities up to that number of Securities which would, when added to the other Securities to be acquired by Genesis at the Closing (including the shares of Securities for which Genesis will have the right to purchase pursuant to the Warrants), provide Genesis with 19.9% ownership interest in SVI, calculated on a fully-diluted, as-converted-to-common stock basis, immediately after the Closing. If Genesis wishes to exercise such right, Genesis shall so advise SVI in writing at least seven (7) days prior to the Closing.

3.5 Covenant by Genesis. At the Closing, Genesis shall covenant and agree that Genesis shall not purchase any securities of SVI which would, when added to the Securities to be acquired by Genesis at the Closing (including the shares of Securities for which Genesis will have the right to purchase pursuant to the Warrants) and any other securities of SVI acquired in any manner by Genesis, provide Genesis with more than a 19.9% ownership interest in SVI, calculated on a fully-diluted, as-converted-to-common stock basis, at any time, without the prior written consent of SVI.

4.   DEVELOPMENT, MANUFACTURING AND SERVICES.

4.1 Technology Transfer. As soon as possible after the Effective Date and in any event not later than 60 days thereafter, Genesis shall transfer all documents, data, records and materials in Genesis's possession or control relating to the Warp Technology, including all Patents, Know-how and Confidential Information relating to the same, to SVI. During the term of this Agreement, Genesis shall, as additional documents, data, records and materials come into Genesis's possession or control relating to the Warp Technology, periodically transfer such additional documents, data, records and materials to SVI, including without limitation any such documents, data, records and materials relating to any Improvements developed by Genesis. SVI acknowledges that such transfer shall not include any Third Party software or tools that may be necessary or useful for the Warp Technology or the development, manufacture, use or sale of Products. In addition, Genesis shall provide SVI with copies of all information and documentation in Genesis's possession or control that is reasonably necessary for SVI to manufacture (or have manufactured) Products or that relates to suppliers of Products (or components of Products), and Genesis shall provide such technical assistance to SVI as is reasonably necessary to complete the transfer of the Warp Technology to SVI. For a period of twelve months after the Effective Date, Genesis shall provide SVI with all support reasonably requested by SVI relating to the Warp Technology.

4.2  Assignment of Kaiser Contracts.

(a) Simultaneously with the execution of this Agreement, Genesis shall assign to SVI the Kaiser Contracts pursuant to the terms and conditions of the assignment and agreement attached as Exhibit E (the "Assignment").

(b) The Assignment shall provide, among other terms, that: (i) SVI shall assume all of Genesis's responsibilities and liabilities under the Kaiser Contracts which arise after the execution of the Assignment, including without limitation development service for the board design, software development, product validation, documentation beyond the Functional specification and the User Manual and market release information, and the payment of royalties to Kaiser for warp IC sales, except as otherwise provided in this Agreement or the Assignment; (ii) all unaccrued payments due from Kaiser under the Kaiser Contracts shall be assigned to SVI; (iii) Genesis shall be responsible for, and shall indemnify SVI against, all claims made by Kaiser under the Kaiser Contracts for any work or services performed by Genesis or which Genesis was obligated to perform under this Agreement or the

Assignment. Genesis represents that the aggregate amount being assigned to SVI pursuant to clause (ii) is approximately $550,000.

4.3  Services by Genesis.

(a) In support of SVI's obligations to Kaiser under the Assignment, Genesis shall use all diligence and efforts necessary to complete the Warp IC development as defined in the Kaiser Contracts, including without limitation the production release, the Functional specification and the User Manual, within the time periods provided in the Kaiser Contracts or, in the event of unavoidable delays, as promptly thereafter as possible.

(b) The Parties acknowledge that SVI will need to establish relationships with various vendors and suppliers of parts and components for the manufacture of products. In the event that SVI is unable to establish such a relationship with a key supplier (e.g., IBM), Genesis agrees that Genesis shall purchase such parts and components on behalf of SVI, under terms satisfactory to Genesis. Such terms shall include, but are not limited to, SVI's provision to Genesis of non-cancelable purchase orders, SVI's provision to Genesis of proof of sufficient credit, and the payment by SVI to Genesis of a 10% premium over Genesis' cost.

4.4 Use of Office Space. From the Effective Date until July 3, 2001, Genesis shall permit SVI to use the office space, general facilities, equipment and office supplies currently being utilized by SVI's Chief Executive Officer and office manager, at no cost to SVI. Other than the foregoing and the services to be provided by Genesis to SVI pursuant to this Agreement, during the foregoing period, SVI shall not use any of Genesis's resources, including employees, consultants, and equipment, for the benefit of SVI.

4.5 Manufacturing. Except for the production release under the Kaiser Contracts, as defined in the Kaiser Contracts, for which Genesis is responsible as provided in Section 4.3, SVI shall be responsible for the manufacture and supply of all Products, including any obligation to supply Kaiser pursuant to the Kaiser Contracts, including without limitation all quality control matters.

4.6 Funding. Except as otherwise expressly provided in this Agreement, each Party shall bear the entire cost and expense it incurs in connection with fulfillment of its obligations under this Section 4.

5.   GRANT OF RIGHTS; MARKETING.

5.1 License Grant. Genesis hereby grants to SVI an exclusive (except as to Genesis), except as provided in the Settlement Agreement, right and license, without the right to sublicense, under the Warp Technology, to develop, use, have used, make, have made, market, sell, have sold, export and import products for all applications other than the Protected Markets throughout the Territory.

5.2 Exclusivity. During the term of this Agreement, Genesis shall not: (i) market or sell any Products that are or have been developed as of the Effective Date; and (ii) grant any right to any Third Party to develop, use, market or sell, the Warp Technology, or any products developed therefrom, anywhere in the Territory for use in any applications for which SVI is developing, making, having made, marketing, selling, having sold, exporting or importing Products. Genesis reserves the right to license portions of the Warp Technology to any Third Party for use in any applications other than those for which SVI is developing, making, having made, marketing, selling, having sold, exporting or importing Products

5.3 Grantback Rights. Subject to the terms and conditions of this Agreement, SVI hereby grants to Genesis a non-exclusive, royalty-free right and license, without the right to sublicense, throughout the Territory, under any patents or know-how that embody or relate to Improvements that are owned or controlled by SVI during the term of this Agreement and relate specifically to the Warp Technology to develop, make, have made, use, offer to sell, sell and have sold products for applications in the Protected Markets during the term of this Agreement, and for all applications after the expiration or termination of this Agreement.

5.4 Marketing Obligations, Rights. SVI shall use reasonable commercial efforts to develop and market Products throughout the Territory under a trademark or trademarks

(collectively, the "Trademark") selected by SVI. Except as otherwise expressly provided in this Agreement, SVI shall own all right, title and interest in and to such Trademark.

6.   FEES AND ROYALTIES.

6.1 Fees for Services. As full consideration to Genesis for the services to be provided pursuant to Section 4.3, SVI shall pay the following amounts to Genesis upon the occurrence of the following events:

     Event                                                           Payment

     (a) Delivery of 20 prototype units as described in the Kaiser Contracts to SVI (10 of such units to be designated for Kaiser). The prototype shall meet the established functional requirements described in the Kaiser Contracts, with some minimal defects that do not, in SVI's reasonable determination, inhibit system evaluation, and shall be tested as provided in paragraph
     4.8.1.1 of the Kaiser Contract described in clause (iii) of Section 1.9.

           AND

     (b)   Delivery of 75 engineering samples as described in
     the Kaiser Contracts to SVI (20 of such samples to be
     designated for Kaiser). These units shall be fully
     functional and characterized as provided in paragraph
     4.8.1.2 of the Kaiser Contract described in clause (iii)
     of Section 1.9.                                                 $[ * ]

     Delivery of 300 pre-production units as described in the
     Kaiser Contracts to SVI (50 of such units to be
     designated for Kaiser). These units shall incorporate
     corrections for defects identified during evaluation of
     the prototypes and engineering samples. This may involve
     engineering changes to the design, refabrication, and
     recharacterization.                                             $[ * ]

     A single correction to the design shall be implemented
     and re-fabricated should performance deficiencies be
     sufficient, in SVI's determination, to inhibit system
     operation and no software or external fixes can be
     applied. This task may be performed prior to engineering
     samples or pre-production units. All non-recurring
     engineering charges of third parties associated with any
     such correction will be paid solely by SVI.                     $[ * ]

     Any correction to the design subsequent to the first single correction described in this section shall be implemented and funded solely by SVI.

6.2 License Fees. As partial consideration to Genesis for the license and other rights granted to SVI under this Agreement, SVI shall pay Genesis license fees, commencing on the earlier of (i) December 31, 2000, or (ii) the date of the Closing, as follows:

     (a) During the first twelve month period following such date, SVI shall pay Genesis an aggregate of $[ * ], with payments of $[ * ] due on such date and on each of the dates which is three, six and nine months after such date; and

     (b) During the second twelve month period following such date, SVI shall pay Genesis an aggregate of $[ * ], with payments of $[ * ] due on each of the dates which is 12, 15, 18 and 21 months after such date.

6.3 Royalty Payments. As further consideration to Genesis for the license and other rights granted to SVI under this Agreement, SVI shall pay to Genesis a royalty on Net Sales of Products in an amount equal to: (i) [ * ] percent of the aggregate Net Sales of Products throughout the Territory for the first
$[ * ] of aggregate Net Sales; and (ii) [ * ] percent of the aggregate Net Sales of Products throughout the Territory for the next $[ * ] of aggregate
Net Sales. This obligation of SVI to pay a royalty to Genesis survives until an aggregate of $[ * ] in royalty payments have accrued, even if that occurs beyond

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the ommitted portions.

the term of this Agreement. Once an aggregate of $[*] in royalty payments have accrued under this Section 6.3, SVI shall have no further obligation for royalties to Genesis on Net Sales of Products.

6.4 Third Party. Except as otherwise provided in Section 10.2, SVI shall pay any royalties that may be due to any Third Party for intellectual property necessary or useful to use in the manufacture, use or sale of Products, including without limitation, any royalties due pursuant to the Settlement Agreement and to Kaiser pursuant to the Kaiser Contracts.

6.5 Obligation to Pay Royalties. The obligation to pay royalties to Genesis under this Section 6 is imposed only once with respect to the same unit of Product regardless of the number of Patents or quantity of Know-how pertaining thereto. Payments due under this Section 6 shall be deemed to accrue when Products are shipped or billed, whichever event shall first occur.

7.   PAYMENTS AND REPORTS.

7.1 Payments. Beginning with the calendar quarter in which the first commercial sale of Products is made anywhere in the Territory and for each calendar quarter thereafter for so long as SVI continues to have an obligation for royalties pursuant to Section 6.3, SVI shall submit a statement of the amount of Net Sales during such quarter and the amount of royalties due on such Net Sales. Each such statement shall be accompanied by the payment due and shall be submitted quarterly within 60 days after the end of each calendar quarter.

7.2 Mode of Payment. All invoices submitted by Genesis shall be stated in U.S. Dollars. SVI shall make all payments required under this Agreement as directed by Genesis from time to time, net of any out-of-pocket transfer costs or fees, in U.S. Dollars. All payments due shall be translated at the current applicable foreign exchange rate quoted in The Wall Street Journal on the day of remittance.

7.3 Records Retention. SVI shall keep complete and accurate records pertaining to Net Sales for a period of two calendar years after the year in which such sales occurred, and in sufficient detail to permit Genesis to confirm the accuracy of the aggregate royalty calculations under this Agreement.

7.4 Audit Request. During the term of this Agreement and for a period of two years thereafter, at the request and expense of Genesis, SVI shall permit an independent, certified public accountant appointed by Genesis, at reasonable times and upon reasonable notice, to examine such records as may be necessary to: (i) determine the correctness of any report or payment made under this Agreement; or (ii) obtain information as to the aggregate royalties payable for any calendar quarter in the case of SVI's failure to report or pay pursuant to this Agreement. Said accountant shall not disclose to Genesis any information other than information relating to said reports, royalties, and payments. Results of any such examination shall be made available to both Parties.

7.5 Cost of Audit. Genesis shall bear the full cost of the performance of any audit requested by Genesis except as provided below. If, as a result of any inspection of the books and records of SVI, it is shown that SVI's payments under this Agreement were less than the amount which should have been paid, then SVI shall make all payments required to be made to eliminate any discrepancy revealed by said inspection within 30 days after Genesis's demand therefore, together with interest at the prime rate published by The Wall Street Journal on the date such payment should have been made plus two percent, on such amount from the date such payment should have been made to the date such payment is actually made. Furthermore, if the payments made were less than 90% of the amount that should have been paid during the period in question, SVI shall also reimburse Genesis for the reasonable costs of such audit.

7.6  Taxes.

(a) In the event that SVI is required to withhold any tax to the tax or revenue authorities in any country in the Territory regarding any payment to Genesis due to the laws of such country, such amount shall be deducted from the payment to be made by SVI, and SVI shall promptly notify Genesis of such withholding and, within a reasonable amount of time after making such deduction, furnish Genesis with copies of any tax certificate or other documentation evidencing such withholding. Each Party agrees to cooperate with the


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

other Party in claiming exemptions from such deductions or withholdings under any agreement or treaty from time to time in effect.

(b) If Genesis has the legal obligation to collect and/or pay any sales, use, excise or value added taxes, the appropriate amount shall be added to SVI's invoice and paid by SVI, unless SVI provides Genesis with a valid tax exemption certificate authorized by the appropriate taxing authority.

8.   OWNERSHIP; PATENTS.

8.1  Ownership.

(a) Genesis shall retain all right, title and interest in and to the Patents and Know-how (except as provided in the Settlement Agreement), subject to the license granted to SVI pursuant to Section 5. Rights to Improvements made solely by employees of Genesis shall belong to Genesis.

(b)  Rights to Improvements made solely by employees of SVI shall belong to SVI.

(c) Rights to Improvements made jointly by employees of Genesis and by employees of SVI shall belong jointly to Genesis and to SVI. Such joint Improvements shall be subject to the restrictions of this Agreement with respect to manufacture, use and sale of such Improvements during the term of this Agreement. Thereafter, the Parties shall be under no restrictions with respect to joint Improvements, and shall have the right to manufacture, have manufactured, use, sell, and offer to sell joint Improvements anywhere, and to license others to do so, without accounting to each other.

8.2  Patent Maintenance.

(a) Genesis shall have full responsibility for, and shall control the preparation and prosecution of, all patent applications and the maintenance of all patents relating to the Patents throughout the Territory. In connection therewith, during the term of this Agreement, Genesis shall consult with SVI in order to assure that all future filings with respect to the Patents are made in a timely manner and identify the relevant countries in the Territory, to the extent that Genesis can do so. SVI shall provide guidance to Genesis regarding which countries it wishes to have Genesis aggressively file in for patent protection. Genesis shall pay all costs and expenses of filing, prosecuting and maintaining the Patents and the patents covering Improvements owned by Genesis in the Territory. Notwithstanding the foregoing, Genesis shall not have the right to file patent applications or maintain patents for Improvements solely owned by SVI.

(b) Genesis shall select qualified independent patent counsel who shall be reasonably acceptable to SVI to file and prosecute all patent applications pursuant to Section 8.2(a). Genesis shall provide copies to SVI of any filings made to, and written communications received from, any patent office relating, in whole or in part, to the Patents.

(c) Each Party agrees promptly to provide to the other Party a complete written disclosure of any Improvement made by such Party. Genesis shall determine whether any Improvement owned solely by Genesis or jointly by Genesis and SVI is patentable and whether filing a patent application is economically justifiable, and if so, shall proceed with the preparation and prosecution of a patent application covering any such Improvement. If Genesis elects not to file patent applications for any Improvement owned jointly by the Parties, SVI shall have the right to file and prosecute patent applications for such joint Improvements in any country in which Genesis elects not to file for patent protection. SVI shall determine whether any Improvement owned solely by SVI is patentable and whether filing a patent application is economically justifiable, and if so, shall proceed with the preparation, prosecution and maintenance of a patent application covering any such Improvement.

(d) Genesis and SVI shall share all costs and expenses of filing, prosecuting and maintaining patents covering Improvements owned jointly by SVI and Genesis. If either Party elects not to pay for: (i) the filing of a patent application in the Territory on any such Improvement which the other Party reasonably believes is patentable, or (ii) the further prosecution or maintenance of any such Improvement in the Territory, or (iii) the filing of any divisional or continuing patent application based on any Improvement in the Territory, such Party shall notify the other Party in a timely manner and the other Party may do so at its own expense. In such event, such patent or application in the Territory shall be assigned by such Party to the other Party.

(e) Each Party agrees to cooperate with the other Party to execute all lawful papers and instruments, to make all rightful oaths and declarations and to provide consultation and assistance as may be necessary in the preparation, prosecution, maintenance and enforcement of all such patents and patent applications.

8.3  Patent Enforcement.

(a) If either Party learns of an infringement, unauthorized use, misappropriation or ownership claim or threatened infringement or other such claim (any of the foregoing, an "infringement") by a Third Party with respect to any Warp Technology within the Territory, such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such infringement.

(b) Genesis shall have the first right, but not the duty, to institute patent infringement actions against Third Parties based on any Patent, Technology or any Improvement owned solely by Genesis. SVI shall have the first right, but not the duty, to institute patent infringement actions against Third Parties based on any Improvement owned solely by SVI. Both Parties shall have the right, but not the duty, to institute patent infringement actions against Third Parties based on any Joint Improvement owned by Genesis and SVI. If the Party with the first right does not secure actual cessation of such infringement or institute an infringement proceeding against an offending Third Party within 180 days of learning of such infringement the other party shall have the right, but not the duty, to institute such an action with respect to any infringement by such Third Party. The costs and expenses of any such action (including fees of attorneys and other professionals) shall be borne by the Party instituting the action, or, if the Parties elect to cooperate in instituting and maintaining such action, such costs and expenses shall be borne by the Parties in such proportions as they may agree in writing. Each Party shall execute all necessary and proper documents, take such actions as shall be appropriate to allow the other Party to institute and prosecute such infringement actions and shall otherwise cooperate in the institution and prosecution of such actions (including, without limitation, consenting to being named as a nominal party thereto).

(c) Any award paid by Third Parties as a result of such an infringement action (whether by way of settlement or otherwise) shall be applied first to reimburse both Parties for all costs and expenses incurred by the Parties with respect to such action on a pro rata basis and, if after such reimbursement any funds shall remain from such award, they shall be allocated as follows: (i) if Genesis has instituted and maintained such action alone, Genesis shall be entitled to retain such remaining funds; (ii) if SVI has instituted and maintained such action alone, SVI shall be entitled to retain such remaining funds; or (iii) if the Parties have cooperated in instituting and maintaining such action, the Parties shall allocate such remaining funds between themselves in the same proportion as they have agreed to bear the expenses of instituting and maintaining such action.

8.4  Infringement Action by Third Parties.

(a) In the event of the institution or threatened institution of any suit by a Third Party against SVI for patent infringement involving the sale, distribution or marketing of the Product in the Territory where such infringement claim is a result of the use of the Warp Technology, SVI shall promptly notify Genesis in writing of such suit. Unless otherwise covered by Section 10.2, SVI shall have the right to defend such suit at its own expense and shall be responsible for all royalties and damages incurred as a result thereof. Genesis hereby agrees to assist and cooperate with SVI, at SVI's reasonable request and expense, in the defense of such suit (including, without limitation, consenting to being named as a nominal party thereto). During the pendency of such action and thereafter, SVI shall continue to make all payments due under this Agreement.

(b) Any award from such Third Party that arises as a result of such action as described in Section 8.4(a) (whether by way of judgment, award, decree, settlement or otherwise) shall be allocated as in the same manner as provided in
Section 8.3(c).

9.   CONFIDENTIALITY.

9.1 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, during the term of this Agreement and for five years thereafter, the receiving Party and/or its Affiliates shall, and shall ensure that their respective employees, officers and directors shall, keep completely confidential and not publish or otherwise disclose and not use for any purpose any Confidential Information furnished to it or them by the other Party and/or its Affiliates, except to the extent that it can be established by the receiving Party by competent proof that such Confidential Information: (i) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party; (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party; (iii) became generally available to the public or was otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or (iv) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.

9.2 Exceptions to Obligation. The restrictions contained in Section 9.1 shall not apply to Confidential Information that: (i) is provided by the recipient to Third Parties under confidentiality provisions at least as stringent as those in this Agreement, for consulting, manufacturing development, manufacturing, external testing, marketing trials and, with respect to SVI, or other development/marketing partners of SVI with respect to any of the subject matter of this Agreement; or (ii) is otherwise required to be disclosed in compliance with applicable laws or regulations or order by a court or other regulatory body having competent jurisdiction; provided that if a Party is required to make any such disclosure of the other Party's Confidential Information such Party will, except where impracticable for necessary disclosures (for example, to physicians conducting studies or to health authorities), give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of such Confidential Information required to be disclosed.

9.3 Limitations on Use. Each Party shall use, and cause each of its Affiliates to use, any Confidential Information obtained by such Party from the other Party or its Affiliates, pursuant to this Agreement or otherwise, solely in connection with the activities or transactions contemplated hereby.

9.4 Remedies. Each Party shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to an injunction, without the posting of any bond or other security, enjoining or restraining the other Party and/or its Affiliates from any violation or threatened violation of this Section 9.

10.  INDEMNIFICATION.

10.1 Indemnification by SVI. SVI (the "Indemnitor") shall indemnify, defend and hold harmless Genesis and its Affiliates, and their respective directors, officers, employees and agents (the "Indemnitees"), from and against any and all liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals) arising out of or resulting from:

(a) gross negligence, recklessness or wrongful intentional acts or omissions of the Indemnitor and/or its Affiliates, and their respective directors, officers, employees and agents, in connection with the work performed by the Indemnitor pursuant to Section 4;

(b) any warranty claims or any tort claims of personal injury (including death) or property damage relating to or arising out of any manufacture, use, distribution or sale of Products by the Indemnitor and/or its Affiliates due to any gross negligence, recklessness or wrongful intentional acts or omissions by, or strict liability of, the Indemnitor and/or its Affiliates, and their respective directors, officers, employees and agents, except, in each case, to the comparative extent such claim arose out of or resulted from the gross negligence, recklessness or wrongful intentional acts or omissions of any of the Indemnitees;

(c)  any breach of any representation or warranty made by the Indemnitor under
Section 2; or

(d) any claims made against any of the Indemnitees by Louie Lee and/or Marty Culich in connection with their ceasing to be an employee of Genesis (other than claims that may have accrued prior to such event) in the event that SVI hires such persons as provided in Section 11.2.

10.2 Indemnification by Genesis. Genesis (the "Indemnitor") shall indemnify, defend and hold harmless SVI, and its directors, officers, employees and agents (the "Indemnitees"), from and against any and all liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals) arising out of or resulting from:

(a) gross negligence, recklessness or wrongful intentional acts or omissions of the Indemnitor and/or its Affiliates, and their respective directors, officers, employees and agents, in connection with the work performed by the Indemnitor pursuant to Section 4;

(b) any warranty claims or any tort claims of personal injury (including death) or property damage relating to or arising out of any manufacture, use, distribution or sale of Products by the Indemnitor and/or its Affiliates due to any gross negligence, recklessness or wrongful intentional acts or omissions by, or strict liability of, the Indemnitor and/or its Affiliates, and their respective directors, officers, employees and agents, except, in each case, to the comparative extent such claim arose out of or resulted from the gross negligence, recklessness or wrongful intentional acts or omissions of any of the Indemnitees;

(c)  any breach of any representation or warranty made by the Indemnitor under
Section 2; or

(d) any Third Party infringement action involving the manufacture, use or sale of Products in the Territory where such infringement claim arises from or is a result of the use of the Warp Technology; provided, however, that Genesis's maximum liability under this Section 10.2(d) shall be the aggregate of all license fees and royalties received by Genesis from SVI under this Agreement.

10.3 Notice of Indemnification.

     (a)  In the event that any Indemnitee entitled to indemnification under
Section 10.1 or 10.2 is seeking such indemnification, such Indemnitee shall inform the Indemnitor of the claim as soon as reasonably practicable after such Indemnitee receives notice of such claim, shall permit the Indemnitor to assume direction and control of the defense of the claim (including the sole right to settle it at the sole discretion of the Indemnitor, provided that such settlement does not impose any obligation on, or otherwise adversely affect, the Indemnitee or the other Party) and shall cooperate as requested (at the expense of the Indemnitor) in the defense of the claim.

     (b) Notwithstanding Section 10.3(a), in the event that Genesis is indemnifying SVI or any other such Indemnitee pursuant to Section 10.2(d), then upon the assertion of any such claim or suit, the Indemnitees shall promptly notify the Indemnitor thereof and the Indemnitor shall appoint counsel reasonably acceptable to the Indemnitees to represent the Indemnitees with respect to such claim or suit for which indemnification is sought. The Indemnitees shall not settle any such claim or suit without the prior written consent of the Indemnitor, unless they shall have first waived their rights to indemnification under Section 10.2(d).

10.4 Complete Indemnification. As the Parties intend complete indemnification, all costs and expenses incurred by an Indemnitee in connection with enforcement of Sections 10.1, 10.2 and 10.3 shall also be reimbursed by the Indemnitor.


11.  NON-COMPETE; NON-SOLICITATION.

11.1 Non-compete Provision.

(a) SVI, Paul Russo and each of SVI's executive officers each agree that, during the term of this Agreement, SVI, Paul Russo and each of such executive officer(s), as the case may be, shall not, directly or indirectly, through any other person, firm, corporation or other entity (whether as an officer, director, employee, partner, consultant, holder of equity or debt investment, lender or in any other manner or capacity) develop, manufacture, sell or market any Products in the Protected Markets. SVI further agrees to make the obligations of this section a condition of employment for all SVI executives.

(b) Genesis agrees that, during the term of this Agreement, Genesis shall not, directly or indirectly, through any other person, firm, corporation or other entity (whether as an officer, director, employee, partner, consultant, holder of equity or debt investment, lender or in any other manner or capacity) develop, manufacture, sell or market any Products for any applications for which SVI is developing, making, having made, marketing, selling, having sold, exporting or importing Products.

(c)  Each of SVI and Genesis agree that, except as permitted pursuant to Section
4.4 of this Agreement, during the term of this Agreement, such Party shall not open or maintain an office or other facility in any building where the other Party has already established an office or facility.

11.2 Non-solicitation Provisions.

(a) Genesis acknowledges and agrees that SVI may hire Louie Lee and Marty Culich, both of whom are currently employees of Genesis; provided that SVI so hires Marty Culich no later than the date of this Agreement, and provided that SVI hires Louie Lee no later than September 1, 2000.

(b) Other than as provided in Section 11.2(a), each Party agrees that, during the term of this Agreement, such Party shall not solicit, induce, encourage or attempt to induce or encourage any person who is an employee of the other Party, as of the Effective Date or at any time during the term of this Agreement, to terminate his or her employment with such other Party. This restriction shall not apply to any employee of such other Party who is terminated without cause by such other Party, either individually or in connection with a personnel reduction by such other Party. In the event that either Party breaches this
Section 11.2(b), such Party shall pay the other Party liquidated damages for such breach in the amount of the lesser of U.S. $500,000 or five times the salary of the particular employee for each person identified by the foregoing two sentences that such Party hires as an employee or consultant who has been an employee of such other Party at any time during the two years preceding the date that such Party so hires such person. The Parties agree that this is a reasonable measure of liquidated damages given the uncertainty of determining actual damages for a breach under this section.

12.  TERM; TERMINATION.

12.1 Term. This Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this Section 12, shall expire on the third anniversary of the Effective Date.

12.2 Termination for Cause. Either Party (the "non-breaching Party") may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in the event the other Party (the "breaching Party") shall have materially breached or defaulted in the performance of any of its material obligations under this Agreement, and such default shall have continued for 60 days after written notice of such default was provided to the breaching party by the non-breaching party (or, if such default cannot be cured within such 60-day period, if the breaching party does not commence and diligently continue actions to cure such default during such 60-day period). Any such termination shall become effective at the end of such 60-day period unless the breaching party has cured any such breach or default prior to the expiration of such 60-day period (or, if such default cannot be cured within such 60-day period, if the breaching party has commenced and diligently continued actions to cure such default). The right of either Party to terminate this Agreement, as provided in this Section 12.2 shall not be affected in any way by such Party's waiver or failure to take action with respect to any previous default.

12.3 Insolvency or Bankruptcy. Either Party may, in addition to any other remedies available by law or in equity, terminate this Agreement by written notice to the other Party in the event the latter Party shall have become insolvent or bankrupt, or shall have an assignment for the benefit of its creditors, or there shall have been appointed a trustee or receiver of the other Party or for all or a substantial part of its property or any case or proceeding shall have been commenced or other action taken by or against the other Party in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect, or there shall have been issued a warrant of attachment, execution, distraint or similar process against any substantial part of the property of the other Party, and any such event shall have continued for 90 days undismissed, unbonded and undischarged.

12.4   Effect of Expiration or Termination.

(a)    Following expiration of the term of this Agreement pursuant to Section
12.1:

(i) Provided SVI is not in breach of this Agreement and provided SVI has and continues to meet its obligations under Section 6 of this Agreement, SVI shall have a non-exclusive, perpetual right to continue to make, have made, use, market, distribute and sell all Products throughout the Territory, and the non-exclusive, perpetual right to use the Warp Technology in connection therewith, without the right to sublicense any of the foregoing; SVI's right in this paragraph shall be royalty-free after its obligations to pay royalties under Section 6.3 have ceased.;

(ii) Genesis shall continue to have a non-exclusive, royalty-free, perpetual right to continue to use patents or know-how that embody or relate to the Improvements described in Section 5.3 solely for the purposes set forth in
Section 5.3, without the right to sublicense any of the foregoing.;

(b) If this Agreement is terminated by Genesis pursuant to Section 12.2 or 12.3, in addition to any other remedies available to Genesis at law or in equity: (i) SVI shall promptly transfer to Genesis copies of all data, reports, records and materials in SVI's possession or control that relate to the development of Products and return to Genesis all relevant records and materials in SVI's possession or control containing Confidential Information of Genesis (provided that SVI may keep one copy of such Confidential Information of Genesis for archival purposes only); (ii) all licenses granted by Genesis to SVI under Sections 5.1 and 5.2 shall terminate; and (iii) SVI shall license, royalty-free, to Genesis all rights to use the Trademark with respect to Products throughout the Territory under terms and conditions to be agreed upon between the Parties. Furthermore, Genesis shall have a fully-paid, non-exclusive, perpetual right to continue to use patents or know-how that embody or relate to the Improvements described in Section 5.3 solely for the purposes set forth in Section 5.3, and the right to sublicense any of the foregoing.

(c) If this Agreement is terminated by SVI pursuant to Section 12.2 or 12.3, in addition to any other remedies available to SVI at law or in equity: (i) the license granted to Genesis by SVI under Section 5.3 shall terminate; and (ii) SVI shall have an exclusive, royalty-free, perpetual right to continue to make, have made, use, market, distribute, sell, manufacture and have manufactured Products throughout the Territory, and the exclusive, perpetual and paid-up right to use the Warp Technology in connection therewith, and the right to sublicense any of the foregoing. To that end, SVI may continue to hold and use all data, reports, records and materials that relate to or are prepared in the course of the development of the Products pursuant to this Agreement.

12.5   Accrued Rights; Surviving Obligations.

(a) Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of this Agreement.

(b) All of the Parties' rights and obligations under Sections 7, 8.1, 8.3, 8.4, 9, 10, 12.4, 12.5 and 14 shall survive termination, relinquishment or expiration of this Agreement.

13.    FORCE MAJEURE.

13.1 Events of Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, force majeure is defined as causes beyond the control of the Party, including, without limitation, acts of God; acts, regulations, or laws of any government; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic; and failure of public utilities or common carriers. In such event Genesis or SVI, as the case may be, shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled and the 30 days thereafter. To the extent possible, each Party shall use reasonable efforts to minimize the duration of any force majeure.

14.  MISCELLANEOUS.

14.1 Relationship of Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

14.2 Assignment. Neither Party shall be entitled to assign its rights under this Agreement without the express written consent of the other Party hereto, except that each Party may assign its rights and transfer its duties under this Agreement to any assignee of all or substantially all of its business (or that portion thereof to which this Agreement relates) or in the event of such Party's merger, consolidation or involvement in a similar transaction. No assignment and transfer shall be valid or effective unless done in accordance with this Section
14.2 and unless and until the assignee/transferee shall agree in writing to be bound by the provisions of this Agreement.

14.3 Books and Records. Any books and records to be maintained under this Agreement by a Party shall be maintained in accordance with generally accepted accounting principles, consistently applied.

14.4 Further Actions. Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

14.5 Notice. Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

(a)  In the case of Genesis, to:

Genesis Microchip Inc.
165 Commerce Valley Drive West
Thornhill, Ontario
Canada L3T 7V8
Attention: Eric Erdman
Facsimile No.:  905-889-4493
Telephone No.:  905 763-4270

with a copy to:

Howard J. Schwartz, Esq.
Porzio, Bromberg & Newman, P.C.
163 Madison Avenue
Morristown, New Jersey 07962
Facsimile No.:  973-538-5146
Telephone No.:  973 889-4109

(b)  In the case of SVI, to:

Silicon Video Inc.
c/o Diane M. Frenier, Esq.
600 College Road East, Suite 4200

Princeton, New Jersey 08540
Attention:  President
Facsimile No.: 609-987-6667
Telephone No.: 609-987-6688

with a copy to:

Diane M. Frenier, Esq.
Smith, Stratton, Wise, Heher & Brennan
600 College Road East
Princeton, New Jersey  08540
Facsimile No.:  609-987-6667
Telephone No.:  609-987-6688

or to such other address for such Party as it shall have specified by like notice to the other Party, provided that notices of a change of address shall be effective only upon receipt thereof. If delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery shall be deemed to be the next business day after such notice or request was deposited with such service. If sent by certified mail, the date of delivery shall be deemed to be the third business day after such notice or request was deposited with the Canadian or U.S. Postal Service, as the case may be.

14.6 Use of Name. Except as otherwise provided herein, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name or trademark of the other Party (including, without limitation, the Trademark) for any purpose in connection with the performance of this Agreement.

14.7 Public Announcements. Neither Party shall make any public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other Party, which shall not be unreasonably withheld, provided that it shall not be unreasonable for a Party to withhold consent with respect to any public announcement containing any of such Party's Confidential Information. Notwithstanding the foregoing, neither Party shall be prohibited:
(i) in connection with efforts to secure financing at any time during the term of this Agreement, from issuing statements as to achievements made, and the status of the work being done by the Parties, under this Agreement, so long as such statements do not jeopardize the ability to obtain patent protection on Improvements or disclose non-public technical or scientific Confidential Information; or (ii) from issuing statements that such Party determines to be necessary to comply with applicable law (including the disclosure requirements of the U.S. Securities and Exchange Commission, Nasdaq or any other stock exchange on which securities issued by such Party are traded); provided, however, that, to the extent practicable under the circumstances, such Party shall provide the other Party with a copy of the proposed text of such statements sufficiently in advance of the scheduled release thereof to afford such other Party a reasonable opportunity to review and comment upon the proposed text.

14.8 Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

14.9 Compliance with Law. Nothing in this Agreement shall be deemed to permit a Party to export, reexport or otherwise transfer any Product sold under this Agreement without compliance with applicable laws.

14.10 Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

14.11 Amendment. No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

14.12 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New Jersey without regard to conflicts of law principles.

14.13 Arbitration.

(a) Any dispute arising out of or relating to any provisions of this Agreement shall be submitted to arbitration to be held in Princeton, New Jersey under the then current Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall include no greater than ten days of testimony. Such arbitration shall be conducted by three arbitrators appointed according to said rules. The Parties shall instruct such arbitrators to complete the proceeding and render a determination of any such dispute within four months after their appointment.

(b) Any award rendered by the arbitrators shall be final and binding upon the Parties. Judgment upon any award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. Each Party shall pay its own expenses of arbitration, and the expenses of the arbitrators shall be equally shared.

(c) The arbitrators shall have the power to issue injunctive relief in the event of a breach or prospective breach of this Agreement by the other Party which would cause irreparable harm to the Party seeking such relief.

14.14 Entire Agreement. This Agreement, together with the schedules and exhibits to the foregoing, sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions and negotiations between them, and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer or representative of the Party to be bound thereby.

14.15 Parties in Interest. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns.

14.16 Expenses. Each Party shall pay all costs and expenses that it incurs with respect to the negotiation, execution and delivery of this Agreement, and all costs and expenses incurred by such Party prior to the Effective Date relating to the subject matter of this Agreement.

14.17 Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

14.18 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, any one of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement.

      *   *   *

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.

GENESIS MICROCHIP INC.


By:_________________________________
                                                      Amnon Fisher,
                                                      Chief Executive Officer


                                              SILICON VIDEO INC.


By:_________________________________
                                                      Paul Russo, President and
                                                      Chief Executive Officer

EXHIBIT A

INITIAL KNOW-HOW

The Know-how on the Effective Date shall include, but is not limited to, the following:

Behaviourial Models: Source code and documentation for Stage 1, 2, 3 behaviourial model that models the bit accurate processing algorithm of the WARP IC.

Application Software: Any models, tools, utilities, etc. developed to support application of the WARP technology. This also includes source code, executables, scripts, source image files for both PC, Unix, and Viewgraphics platform.

Warp Integrated Circuit design database and documentation: VHDL source code and design documents; testbench source code, test scripts, test data, and test utilities; IKOS conversion utilities, models, testbenches, and scripts; ASIC vendor support utilities and scripts for test and manufacturing structure insertion and for timing verification; Design verification and characterization documentation, scripts, test patterns, and results. Manufacturing test programs.

Other Intellectual Properties required to support development and application of the WARP product.

Reference board design: This includes both hardware, embedded software, and application software developed to support testing, evaluation, and demonstration of gmZ4. The information is used only as reference for development of equivalent products for the Warp IC.

EXHIBIT B

INITIAL PATENTS


U.S. Patent No. 5,355,328:    Resampling apparatus suitable for resizing a video
image. J. Arbeiter, R F Bessler. Oct 11, 1994.

U.S. Patent No. 5,559,905     Digital image resizing apparatus
L Greggain, P Mandle, B Intihar. Sept 24, 1996

U.S. Patent No. 5,594,676     Digital image warping system
L Greggain, J Goel. Jan. 14, 1997

Patent Pending                Method and apparatus for deinterlacing video
fields to progressive scan video frames.

Patent Pending                Multi-scan video timing generator for format
conversion.

EXHIBIT C

PROTECTED MARKETS

Semiconductor components that reside in the following:

Flat Panel Monitors

Digital CRT Monitors

Progressive Scan DVD Players

Digital TVs

Rear Projector TVs

EXHIBIT D

FORM OF PROMISSORY NOTE


PROMISSORY NOTE

U.S. $2,000,000                                                   July 21, 2000

                                                                 (Interest Date)

     FOR VALUE RECEIVED, Silicon Video Inc. (the "Borrower"), hereby promises to pay to the order of Genesis Microchip Inc. (the "Lender"), or its designee or assignee, by December 31, 2002 (the "Maturity Date"), the principal sum of two million U.S. dollars (U.S.$2,000,000), together with interest on the unpaid principal balance from the date of the loan set forth above (the "Interest Date") at the rate of eight percent (8%) per annum, as provided below.

1. Payment Terms. Interest will accrue monthly beginning on the Interest Date. The outstanding principal balance and the accrued interest shall be due and payable on the Maturity Date. All payments shall be made to the Lender at the address set forth in Section 7 below.

2. Conversion of Note. The principal balance and the accrued interest under this Note shall not be demanded by the Lender before the Maturity Date, except in the event of default. If at any time before the Maturity Date, the Borrower shall sell equity securities of the Borrower, in an offering/financing, which results in gross proceeds to the Borrower of at least U.S.$2,000,000, the principal sum and all accrued interest under this Note shall be automatically converted by the Borrower into the number of equity securities sold in such offering/financing that have a value (using the sale price in the offering/financing) equivalent to the principal balance plus all accrued interest under this Note. The equity securities issued to the Lender pursuant to Paragraph 2 shall be the same equity security sold to investors in the offering/financing and, thus, shall have the same rights, preferences and privileges as the equity securities provided to the other investors in the offering/financing. Such equity securities shall be free and clear of any liens, claims or encumbrances. A certificate representing ownership by Lender of such equity securities shall be delivered to the Lender at the time of the closing of such equity offering/financing. Upon such conversion, this Note shall be deemed to be paid in full. The conversion of debt to equity shares described in this paragraph shall be, at Genesis' sole discretion, a partial conversion as necessary to prevent Genesis from acquiring more than a 19.9% ownership interest in SVI, calculated on a fully-diluted, as-converted-to-common stock basis. In the event of such a partial conversion, the balance of the Note shall remain in debt form. Any such remaining debt shall be converted to equity shares in subsequent equity financings of SVI according to the terms of such subsequent financings. Any subsequent conversion(s) shall, at Genesis' sole discretion, similarly prevent Genesis from acquiring more than a 19.9% ownership interest in SVI.

3. Event of Default. The entire unpaid principal amount of this Note, together with all accrued interest thereon, shall, at the option of the Lender, forthwith become due and payable, upon the occurrence of any of the following events:

     (a) the 30th day after a default in the due observance or performance of any of the conditions, covenants or agreements contained herein, which has not been cured by the Borrower;

     (b) if the Borrower shall admit in writing its inability to pay its debts generally as they become due;

     (c) if the Borrower shall become insolvent, or shall be adjudicated bankrupt;

     (d) if bankruptcy, insolvency, arrangement, debt adjustment, or receivership proceedings, in which the Borrower is alleged to be insolvent or unable to pay its debts as they mature, shall be instituted by or against the Borrower, and the Borrower shall consent to the same or admit in writing the material allegations of the petition filed in such proceedings; or if such proceedings shall not be dismissed within 30 days after their institution or within such additional period of time as the Borrower shall reasonably request, provided the Borrower is diligently and in good faith prosecuting such dismissal;

     (e)  if the Borrower shall make an assignment for the benefit of creditors;
or

     (f) if there is a default under any of the documents creating any indebtedness of the Borrower and by reason of such default such indebtedness is accelerated or the Borrower is required to make any payments other than those which would have been due in the absence of such default.

4. Remedies. In case any one or more of the events specified in Paragraph 3 hereof shall have occurred and be continuing, the Lender may proceed to protect and enforce its rights either by suit in equity and/or by action at law, whether for the specific performance of any covenant or agreement contained in this Note or in aid of the exercise of any power granted in this Note, or the Lender may proceed to enforce and compel the payment of all sums due upon this Note or to enforce all other legal or equitable rights of the Lender.

5. Payment of Costs and Expenses. In the event the Lender is required to institute an action, arbitration or other proceeding against the Borrower in order to collect the amounts due hereunder, the Borrower shall pay all costs and expenses (including, without limitation, reasonable attorneys' and other professional fees) incurred by the Lender in collecting such amounts.

6. Waiver of Presentment and Notice of Dishonor. The Borrower and all others who may at any time be liable hereon in any capacity, jointly and severally, waive any requirement of presentment, demand for payment, protest, notice of dishonor, notice of acceleration, notice of protest, or further notice or demand of any kind.

7. Notices. Any notice or requests required or permitted to be given under or in connection with this Note shall be deemed to have been sufficiently given in writing and personally delivered or sent by certified mail (return receipt requested), or by facsimile transmission (receipt verified), or by overnight express courier service (signature required), prepaid, to the party for which such notice is intended, at the address set forth for such party below:

(a)  In the case of Genesis, to:

Genesis Microchip Inc.
165 Commerce Valley Drive West
Thornhill, Ontario
Canada L3T 7V8
Attention:   Eric Erdman
Facsimile No.:  905-889-4493
Telephone No.: 905-763-4270

with a copy to:

Howard J. Schwartz, Esq.
Porzio, Bromberg & Newman, P.C.
163 Madison Avenue
Morristown, New Jersey 07962
Facsimile No.: 973-538-5146
Telephone No.: 973-889-4109

(b)  In the case of SVI, to:

Silicon Video Inc.
c/o Diane M. Frenier, Esq.
600 College Road East, Suite 4200
Princeton, New Jersey  08540
Attention:  President
Facsimile No.:  609-987-6667
Telephone No.:  609-987-6688

with a copy to:

Diane M. Frenier, Esq.
Smith, Stratton, Wise, Heher & Brennan
600 College Road East
Princeton, New Jersey  08540
Facsimile No.:  609-987-6667
Telephone No.:  609-987-6688
or to such other address for such party as it shall have specified by like notice to the other party, provided that notices of a change of address shall be effective only upon receipt thereof. If delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery shall be deemed to be the next business day after such notice or request was deposited with such service. If sent by certified mail, the date of delivery shall be deemed to be the third business day after such notice or request was deposited with the Canadian or U.S. Postal Service, as the case may be.

8. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New Jersey without regard to conflicts of law principles.

9.   Arbitration.

(a) Any dispute arising out of or relating to any provisions of this Agreement shall be submitted to arbitration to be held in Princeton, New Jersey under the then current expedited or fast track Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall include no greater than ten days of testimony. Such arbitration shall be conducted by three arbitrators appointed according to said rules. The Parties shall instruct such arbitrators to complete the proceeding and render a determination of any such dispute within four months after appointment.

(b) Any award rendered by the arbitrators shall be final and binding upon the parties. Judgment upon any award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. Each party shall pay its own expenses of arbitration, and the expenses of the arbitrators shall be equally shared.

10. Binding Effect; Successor and Assigns. This Note shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, neither the Borrower nor the Lender may sell or assign or transfer any of its interest hereunder without the prior written consent of the other party, its successors or assigns.

11. Severability. When possible, each provision of this Note will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Note.

12. Amendments. No amendment, modification or supplement of any provisions of this Note shall be valid or effective unless made in writing and signed by a duly authorized officer of each party.

13.  Waiver. A waiver by either party of any of the terms and conditions of this
Note in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Note shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either party.

*   *   *
IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its agent thereunto duly authorized, as of the date first written above.

                                            SILICON VIDEO INC.


                                            By:
                                                  Paul Russo, President and
                                                  Chief Executive Officer

EXHIBIT E

FORM OF ASSIGNMENT


ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT (this "Agreement"), dated as of July 21, 2000, is entered into by and between Genesis Microchip Inc., a corporation organized and existing under the laws of the Province of Nova Scotia, Canada, having offices located at 165 Commerce Valley Drive West, Thornhill, Ontario, Canada L3T 7V8, ("Genesis"), and Silicon Video Inc., a corporation organized under the laws of the State of Delaware, having offices located at 600 College Road East, Suite 4200, Princeton, New Jersey 08540 ("SVI").

PRELIMINARY STATEMENTS

A. Pursuant to that certain License Agreement, dated as of the date hereof, by and between Genesis and SVI (the "License Agreement"), Genesis has agreed to assign to SVI, that certain Development Agreement between Kaiser Electronics ("Kaiser") and Genesis dated July 23, 1997, as amended July 17, 1998; that certain subcontract No. 8202672 Warp IC Design and Development between Kaiser and Genesis dated March 16, 1999 and that certain Statement of Work for Warp Integrated Circuit (IC) Development, document 180019, dated August 25, 1998 (collectively, the "Kaiser Agreements").

B. In partial consideration therefore, the License Agreement requires that SVI agree to assume certain responsibilities of Genesis under the Kaiser Agreements.

NOW, THEREFORE, in consideration of the promises and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

1. Assignment of Kaiser Agreements. Genesis does hereby assign, convey, transfer and set over unto SVI, its successors and assigns, all of Genesis' rights, title, and interest in and to the Kaiser Agreements and all unaccrued amounts due from Kaiser to Genesis under the Kaiser Agreements. Notwithstanding the foregoing, Genesis shall remain responsible for all of its obligations under the Kaiser Agreements arising on or prior to the date of this Agreement.

2. Assumption of Kaiser Agreements. SVI does hereby assume all of Genesis' responsibilities and obligations under the Kaiser Agreements that arise after the date of this Agreement, including without limitation, development service for the board design, software development, product validation, documentation beyond the functional specification and the User Manual and market release information, and the payment of royalties to Kaiser for Warp IC sales, except as otherwise provided in this Agreement or the License Agreement.

3. Indemnification. Genesis shall be responsible for, and shall indemnify and hold harmless SVI and its affiliates, and their respective officers, directors, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals) arising out of or resulting from the gross negligence, recklessness or wrongful intentional acts or omissions of Genesis and/or its affiliates, and their respective directors, officers, employees and agents, in connection with the work performed by Genesis or which Genesis was obligated to perform under the Kaiser Agreements on or prior to the date of this Agreement, including without limitation, any claims by Kaiser.

4.   Miscellaneous.

4.1 Waiver. A waiver by either party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either party.

4.2 Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

4.3 Amendment. No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each party.

4.4 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New Jersey without regard to conflicts of law principles.

4.5  Arbitration.

(a) Any dispute arising out of or relating to any provisions of this Agreement shall be submitted to arbitration to be held in Princeton, New Jersey under the then current Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall include no greater than ten days of testimony. Such arbitration shall be conducted by three arbitrators appointed according to said rules. The Parties shall instruct such arbitrators to complete the proceeding and render a determination of any such dispute within four months after their appointment.

(b) Any award rendered by the arbitrators shall be final and binding upon the parties. Judgment upon any award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. Each party shall pay its own expenses of arbitration, and the expenses of the arbitrators shall be equally shared.

(c) The arbitrators shall have the power to issue injunctive relief in the event of a breach or prospective breach of this Agreement that would cause irreparable harm to the party seeking such relief.

4.6 Entire Agreement. This Agreement, together with the License Agreement, sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges all prior discussions and negotiations between them, and neither of the parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer or representative of the party to be bound thereby.

4.7 Parties in Interest. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns.

4.8 Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

4.9 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, any one of which need not contain the signature of more than one party but all such counterparts taken together shall constitute one and the same agreement.

*    *    *

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.

GENESIS MICROCHIP INC.

By:_________________________________
                                                       Amnon Fisher,
                                                       Chief Executive Officer

                                                  SILICON VIDEO INC.


By:_________________________________
                                                       Paul Russo,
                                                       Chief Executive Officer